EXHIBIT 5.01



                                                              26th August, 1999

     Dear Sirs,

                                   Bunzl plc

                      1994 Executive Share Option Scheme

     This opinion as to English law is addressed to you in connection with the Registration Statement on Form S-8 ("Form S-8") proposed to be filed by Bunzl plc (the "Company") with the United States' Securities and Exchange Commission under the United States' Securities Act of 1933, in relation to the Company's 1994 Executive Share Option Scheme (the "1994 Scheme").

     For the purposes of this opinion, we have examined copies of:-

     (i) the Memorandum and Articles of Association of the Company certified as true, complete and up-to-date by the secretary of the Company; and

     (ii) the Rules dated March 1997 of the 1994 Scheme.

     We have not made any investigation of the law of any jurisdiction other than England and Wales.

     In giving this opinion we have assumed the following:

     (a) that none of the opinions expressed in this opinion would be affected by the laws (including public policy) of any jurisdiction outside England;

     (b) the conformity to original documents of all copy documents examined by us

     (c) that the 1994 Scheme is an employees' share scheme within the meaning of section 743 of the Companies Act 1985; and

     (d)  that all signatures are genuine.

     Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

     1. The directors of the Company have the power under the Memorandum and Articles of Association of the Company to grant options to employees of the Company or its subsidiaries over ordinary shares in the Company ("Shares").

     2. The directors of the Company have power under the Rules of the 1994 Scheme to grant options to any full time director or qualifying employee (both as defined in the Rules of the 1994 Scheme) of the Company or its subsidiaries to acquire Shares.

     3. Shares issued pursuant to the valid exercise of any option granted under the 1994 Scheme will be validly issued and fully paid and not liable to any call of the Company, provided that:


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          (a)  such Shares are validly allotted by the directors of the
               Company (or a duly authorized committee thereof);

          (b) (where relevant) the option exercise or subscription price is paid in full, together with any Tax Liability (as defined in the Rules of the 1994 Scheme);

          (c) the Shares are issued in accordance with the Rules of the 1994 Scheme; and

          (d) the name of the relevant allottee and Shares allotted are entered in the register of members of the Company.

     Our reservations are as follows:

          (a) we express no opinion as to any law other than English law. In particular, we express no opinion on European Community law as it may affect any jurisdiction other than England and Wales;

          (b) the obligations of the Company will be subject to any laws from time to time having effect in relation to the Company concerning bankruptcy or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors' rights; and

          (c) we express no opinion as to whether specific performance of injunctive relief, being equitable remedies, would necessarily be available in respect of any obligations of the Company.

     This opinion is addressed to you solely in connection with the Form S-8 and may not be used or relied upon by any other person or for any other purposes without our prior written consent. We hereby given consent to the filing of this letter as an exhibit to the Form S-8 and to the reference to Slaughter and May in the index to the exhibits to the Form S-8.


     Yours faithfully

     /s/ Slaughter and May